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                                              UNIROYAL TECHNOLOGY CORPORATION AND SUBSIDIARY

                                                              EXHIBIT 11.1

                                                    Computation of Per Share Earnings

                                     September 27,      September 28,     September 29,      October 1,        October 2,
                                          1998               1997              1996             1995              1994
                                     -------------      -------------     -------------      ----------        ----------
NET INCOME (LOSS)
   (in thousands):
Income (loss) before
  extraordinary item                 $     8,027         $       379      $   (14,401)      $      (291)      $     3,088
Extraordinary (loss) gain                 (5,637)                  -                -               363               727
                                     -----------         -----------      -----------       -----------       -----------
Net income (loss) for basic
  and diluted earnings per
  share                              $     2,390         $       379      $   (14,401)      $        72       $     3,815
                                     ===========         ===========      ===========       ===========       ===========
SHARES:
Weighted average number
  of  shares outstanding for
  basic earnings per share            13,231,542          13,316,965       13,167,466        13,014,910        12,867,624
Additional shares issuable
  under stock options and
  warrants for diluted
  earnings per share                   1,399,526             106,589               -                  -         1,449,674
                                     -----------         -----------      -----------       -----------       -----------
Weighted average number
  of shares outstanding for
  diluted earnings per
  share                               14,631,068          13,423,554       13,167,466        13,014,910        14,317,298
                                     ===========         ===========      ===========       ===========       ===========
BASIC EARNINGS (LOSS)
  PER  SHARE:
Income (loss) before
  extraordinary item                 $      0.61         $      0.03      $     (1.09)      $     (0.02)      $      0.24
Extraordinary (loss) gain                  (0.43)                  -                -              0.03              0.06
                                     -----------         -----------      -----------       -----------       -----------
Net income (loss)                    $      0.18         $      0.03      $     (1.09)      $      0.01       $      0.30
                                     ===========         ===========      ===========       ===========       ===========
DILUTED EARNINGS
  (LOSS) PER SHARE:
Income (loss) before
  extraordinary item                 $      0.55         $      0.03      $     (1.09)      $     (0.02)      $      0.22
Extraordinary (loss) gain                  (0.39)                  -                -              0.03              0.05
                                     -----------         -----------      -----------       -----------       -----------
Net income (loss)                    $      0.16         $      0.03      $     (1.09)      $      0.01       $      0.27
                                     ===========         ===========      ===========       ===========       ===========
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